U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: April 25, 2011

GLOBAL IMMUNE TECHNOLOGIES, INC.
(Exact Name of registrant as specified in its Charter)

Wyoming	0-30520	98-05327255
(State of Incorporation)	Commission File No.	(IRS Employer
Identification No.)

2809 Great Northern Loop, Suite 100, Missoula, MT	59808-1749
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, (406) 558-4947

(Registrant’s former name and address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions below:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240-14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

SECTION 5. Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On April 20, 2011 at a Meeting of the Board of Directors, the meeting elected one new director increasing the size of the board to four members. The new member is Alejandro Bellapart. Mr. Bellapart has also been appointed Vice President and Managing Director of Global Operations. Mr. Bellapart is a lawyer based in Palma de Mallorca, Spain. Born in 1971 in Krefeld, Germany, of a German mother and Spanish father, Alejandro Bellapart grew up and was educated in Mallorca, apart from a pre-university year in Boston. He obtained his Law degree in the Balearic University, after which he worked for a year as a junior solicitor in two Frankfurt and Hamburg law offices before becoming a junior partner in BufeteBellapart, his father’s practice for over 30 years. In 1998 his father, Juan Bellapart, sadly died suddenly and Alejandro took over the practice which has since gone from strength to strength. BufeteBellapart under Alejandro is now a thriving practice maintaining the old clients, many of whom have become fast friends over the years, and continually adding new clients, usually through personal recommendations. The practice deals mainly with foreign investment and fiscal matters pertaining to property in Majorca. Of course he is fully at home both in English and in German, while always holding fast to local traditions and customs, for, like a true Majorcan he has no difficulty reconciling his diverse ancestry with belonging wholeheartedly to his island home.

Mr. Bellapartwill be paid for his services through RENON, our previously announced joint venture with partner,Institute of Applied Technology.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Immune Technologies, Inc.
Dated: April 25, 2011

By: Donald L. Perks
Title: Chief Executive Officer